Exhibit 10.26

Recording Requested By:

When Recorded Mail To:

Trendwest Resorts, Inc.

Registration Department

9805 Willows Road

Redmond, WA 98052

DECLARATION OF

VACATION OWNER PROGRAM

(WORLDMARK, THE CLUB - *[NAME OF PROJECT])

THIS DECLARATION is made *[Month and Day], [Year] by TRENDWEST RESORTS, INC., an Oregon corporation (“Declarant”), whose address is 9805 Willows Road, Redmond, Washington 98052, and WORLDMARK, THE CLUB, a California nonprofit mutual benefit corporation (“Co-Declarant” or “Club”), whose address is 9805 Willows Road, Redmond, Washington 98052.

Declarant and Co-Declarant hereby declare as follows:

RECITALS

A. Property. Declarant is or was the equitable owner of all of the property (“Property”) specifically described on Exhibit “A” attached hereto and incorporated herein. Prior to the recording of this Declaration the property has been or will be conveyed to the Club at Declarant’s direction.

B. Marketing Rights and Proceeds. In accordance with that certain Vacation Program Agreement ([*Third][Fourth][Fifth] as applicable] Amended), dated * , *                 , between Declarant and Club, as the same may be amended from time to time, Declarant shall have exclusive rights for marketing Memberships and to the proceeds from the sale of Memberships to the public and the right to reasonably approve or veto changes in Bonus Time fees or charges, and the rights and protections granted herein, in consideration for acquiring and conveying or transferring the Property to Club. In connection therewith, Declarant shall have the rights and powers further described in Restrictions 2.5 and 8, among others.

C. Project. There are [*number of units written] (*) numbered units or lots plus the Common Area set forth and described on the recorded Map for the Project of which the Property is a portion. [* DESCRIPTION OF THE PROJECT’S UNDERLYING STRUCTURE DOCUMENTS, IF ANY, E.G.: “The Project is subject to the Master Governing Documents, including the Declaration more specifically described in Exhibit “B” attached hereto. Definitions and Restrictions in the Master Governing Documents apply to the Property and to the Governing Documents unless otherwise defined and/or provided herein.”

D. Program. Declarant desires to subject the Property to and impose upon it mutual and beneficial restrictions, covenants, conditions and charges (“Restrictions”) contained in this Declaration, and as subsequently amended, which is intended to satisfy the requirements of local statutes specifying the contents and enforceability of Declarations of Restrictions, and which constitutes a general plan or scheme for the purpose of establishing a Vacation Owner Program (“Program”), and for the benefit of all Members of the Program.

E. Phases. The Property may include an unlimited number of Units and/or additional Property, whether fixed or mobile, to be added in additional Phases by a Declaration of Annexation or Additional Declaration under Restriction 8 below.

F. Notice of Timeshare Plan. This Declaration is intended to serve as a “notice of time share plan” as defined under Section 514E-1 of the Hawaii Revised Statutes. Accordingly, this Declaration is intended to serve the purposes, and have the effects, described in Section 514E-21 of the Hawaii Revised Statutes, a copy of which is attached hereto as Exhibit “C”.

DECLARANT AND CO-DECLARANT HEREBY DECLARE that from and after the Effective Date all of the Property is held and shall be held, conveyed, hypothecated or encumbered, leased, rented, used, occupied, and improved subject to the following Restrictions:

1: DEFINITIONS. Unless the context otherwise specifies or requires, the terms used in this Declaration shall have the following meanings:

1.1 Anniversary Date; the last day of the month one year following the month in which the Membership is issued and the same day each year thereafter, provided that the Anniversary Date for memberships issued in February shall be February 29 in each leap year.

1.2 Anniversary Year; the one year period commencing each year at check-in time on the Anniversary Date and ending at checkout time on the next succeeding Anniversary Date. Check-in and check-out times shall be established by the Rules.

1.3 Articles; the Articles of Incorporation of the Club filed with the Secretary of State of the State of California, as amended, which shall not be inconsistent with this Declaration.

1.4 Association; see “Club” below.

1.5 Basic Membership; A Membership which includes 5,000 Vacation Credits, the minimum required to be held to constitute a Membership.

1.6 Board; the Board of Directors or governing body of the Club.

1.7 Bonus Time; the consecutive days during which a Member has use rights in a Unit under a reservation made according to the Rules in addition to such Member’s Vacation Credit Use(s) and for which the specified fee is paid. The Bonus Time net fees shall accrue to the benefit of Club.

1.8 Bylaws; the Bylaws of the Club, as such Bylaws may be amended from time to time, which shall not be inconsistent with this Declaration.

1.9 City; the City of [*NAME OF CITY, IF ANY, OR DELETE AS UNNECESSARY IF IN UNINCORPORATED AREA OF COUNTY], [*NAME OF COUNTY] County, in which the Property is located.

1.10 Club; the association of Members who hold Memberships, WORLDMARK, THE CLUB, a California nonprofit mutual benefit corporation, or its successor.

1.11 Co-Declarant, WorldMark, The Club, a California Non-Profit Mutual Benefit Corporation, owner of the Property.

1.12 Common Area; all land and Improvements located on the Project which do not constitute part of a Unit or other separately owned or rented portion, and which are shared in common with other owners or lessees outside the Property but in the same Project.

1.13 Common Furnishings; all standard furniture, furnishings and appliances, telephone system and other personal property from time to time owned, leased or held by the Club.

1.14 County; [*NAME OF COUNTY] County, State of [*NAME OF STATE], in which the Property is located.

1.15 Declarant; Trendwest Resorts, Inc., developer of the Program, which has entered into an agreement to purchase the Property and which has directed or will direct that title to the Property be transferred to the Club, and its successors and assigns who hold for sale to the public twelve (12) or more memberships.

1.16 Effective Date; the date when this Declaration is recorded or filed. The Effective Date for each subsequent Phase shall be the date when a Declaration of Annexation or Additional Declaration covering that Phase and a deed or declaration of transfer conveying or transferring that Phase of the Property to the Club are recorded or filed with the agency where ownership titles are registered.

1.17 Governing Documents; the Articles, Bylaws, Rules, this Declaration, and the Management Agreement.

1.18 Improvements; buildings, outbuildings, roads, sidewalks, driveways, parking areas, fences, retaining walls, stairs, decks, landscaping and vegetation, poles, fixtures, interior walls, builtin appliances, furnishings, and any other structures or attached improvements of any type or kind.

1.19 Management Agreement; an agreement between the Club and the Manager in form and substance substantially similar to Exhibit “D” attached hereto.

1.20 Master Association; [*IF APPLICABLE, THE NAME OF ANY UNDERLYING MASTER ASSOCIATION], a [*NAME OF STATE OF INCORPORATION OF MASTER ASSOCIATION] nonprofit mutual benefit corporation, formed pursuant to the Master Governing Documents to govern and manage the Project. Club is a member of the Master Association because it owns the Property in the Project.

1.21 Master Governing Documents; [*IF APPLICABLE, A LIST OF THE GOVERNING DOCUMENTS SUCH AS: the Articles of Incorporation, Bylaws, and Rules of the Master Association, and the Declaration (“Master Declaration”) described in Exhibit “B” attached hereto.

1.22 Member; a Member of the Club, further described in Restriction 3.2 below.

1.23 Membership; the relationship of a Member to the Club; the bundle of rights, duties, and benefits of a Member, as further described in Restriction 3.3 below.

1.24 Mortgagee; the holder, guarantor or insurer of any indebtedness secured by a mortgage or deed of trust encumbering the Property, such as a mortgagee or beneficiary of a deed of trust or their successors and assigns. “Mortgage” shall include deed of trust, Mortgagor” shall include the trustor of a deed of trust. A “first” mortgage or “first” mortgagee is one having priority over all other mortgages or holders of mortgages encumbering the same Unit or other portion of the Property.

1.25 Project; the Property and all Common Area and other separately owned or rented dwelling units governed or administered under a common plan and scheme pursuant to the Declaration described in Exhibit “B” attached hereto, including all Improvements constructed thereon or therein.

1.26 Resort; collectively, the Property in a particular location and the recreational facilities and Common Area appurtenant thereto.

1.27 Restrictions; any or all covenants, conditions, servitudes, provisions and terms of this Declaration, as same may from time to time be amended, supplemented or modified.

1.28 Rules; the Rules and Regulations adopted and amended from time to time by the Board, which relate to the possession, use and enjoyment of the Property, which may be entitled “Guidelines.”

1.29 State; the State of [*NAME OF STATE], in which the Property is located.

1.30 Unit; the separately owned portion of the Property, to which a Member receives use rights when a reservation is made under the Rules, which Unit may consist of a condominium unit, a separately owned dwelling on a lot in a planned development, a hotel suite, a house boat, a motor home, or a cabin, and/or similar facility suitable for human living quarters.

1.31 Use Easement; the exercise of any and all rights pertaining to the use, possession and enjoyment of the Property by a Member, as further described in Restriction 5.7 below.

1.32 Vacation Credit; the essential element and measure of a Membership, further described in Restriction 3.4 below.

1.33 Vacation Credit Use; the consecutive days during which a Member has exclusive use rights in a Unit under a reservation made according to the Rules and for which Vacation Credits are surrendered.

1.34 Voting Power; the aggregate votes of Members, including, if applicable, both Classes, unless otherwise specified.

2: USE RESTRICTIONS. Determinations of responsibility, nuisance, or violation under any provision of the Restrictions shall be only pursuant to the “Discipline” Section of the Bylaws or by court or arbitration proceeding.

2.1 Animals. No live animal, fish or bird of any kind shall be brought to or kept at the Property.

2.2 Camping. There shall be no camping or temporary structure on the Property.

2.3 Clothesline. No outside clothesline or clothes drying or airing shall be conducted or maintained on the Property or on any Unit if visible from another Unit or the Common Area.

2.3A Creditors. Claims of Creditors of the Declarant and any owner of the Property are subordinate to this Declaration and to the rights and privileges of Members who become Members after recordation of this Declaration.

2.4 Damage. Without the prior specific written permission of the Board there shall be no use of the Property (a) which increases the cost of maintenance thereof, or (b) which in any way alters the Property or the location, color, design or materials of any Improvement. Each Member or exchange user shall be liable to the Club for any damage to the Property caused by him or his family or guests, which is not covered by insurance.

2.5 Declarant. Notwithstanding any provision herein, Declarant shall have the right to perform such acts as are necessarily incident to construction and development of the Property and sales of the Memberships without Board approval, provided such rights shall not unreasonably interfere with the use and enjoyment of the Property by Members. Declarant shall not reserve any occupancy period earlier than 45 days before the first day of that period, and all such reservations must be in accordance with Vacation Credits attributable to Declarant, whether unsold or reacquired by Club or Declarant.

2.6 Exterior Lighting. No exterior lighting shall be installed or maintained on any Unit or the Common Area, other than that provided by Declarant or Club, without the written permission of the Club.

2.7 Indemnification. Each Member, by acceptance of his Membership, agrees for himself and for the members of his family, his contract purchasers, guests or invitees, to indemnify each and every other Member and the Club, and to hold them harmless from, and to defend them against, any claim of any person for personal injury or property damage occurring within the Unit of that particular Member during such Member’s Vacation Credit Use, Bonus Time or other occupancy, and within any exclusive easements over the Common Area appurtenant to such Unit, except to the extent (a) that such injury or damage is covered by liability insurance in favor of the Club or other Member or (b) the injury or damage occurred primarily by reason of the willful or negligent act or omission of the Club, Master Association, or another Member or person.

2.8 Insurance. Nothing shall be done in or upon any Unit or the Property which will increase the cost of or cause the cancellation of any insurance maintained by the Club covering liability, fire, damage, theft and other risks customarily insured against in similar projects without the express written consent of the Club. All property and liability insurance, if any, carried by a Member, shall contain a cross-liability endorsement and an express waiver of subrogation as to the Club and any officer, director, employee, agent or member thereof.

2.9 Lawful Activities. No activity shall be conducted in any Unit or the Property in violation of any law or ordinance, which affects the quiet enjoyment of other Members.

2.10 Nuisances. No noxious or offensive activity or nuisance shall be carried on or maintained within the Property or Common Area, nor shall anything be done or placed upon the Property or Common Area which shall cause unreasonable embarrassment, disturbance or annoyance to other Members or their guests.

2.11 Occupancy and Use. Each Member has the right to occupy and use a Unit and the Property during such Member’s Vacation Credit Use or Bonus Time, reserved pursuant to the Rules. Rules specifying the times required for making or canceling Reservations can only be changed by a majority of the Voting Power held by Members other than Declarant and by a majority of the total Voting Power. Notwithstanding, however, the Board of Directors may make temporary adjustments in the times required for reservations at specific resorts, when there is a predictable low usage period, which could be corrected to a higher level of usage by such adjustments.

2.11(a) Wrongfully Holding Over. If any Member or guest of a Member fails to vacate a Unit at the end of a vacation credit use or Bonus Time, or otherwise makes unauthorized use of a Unit during a period other than such Member’s Vacation Credit Use or Bonus Time, or prevents another Member or guest from using or occupying a Unit during such other Member’s Vacation Credit Use, the detaining Member or guest shall (i) be subject to immediate removal, eviction or ejection from the Unit wrongfully used or occupied; (ii) be deemed to have waived any notice required by law with respect to any legal proceedings regarding removal, eviction or ejection, to the extent such waiver is allowed by law; (iii) reimburse Club and the detained Member or guest for all costs and expenses incurred by Club and such Member or guest as a result of such conduct, including, but not limited to, costs of reasonable alternate accommodations, travel costs, court costs and actual attorneys’ fees incurred in connection with moving, evicting or ejecting the detaining Member or guest, and costs, including actual attorneys’ fees, incurred in collecting such amounts; (iv) pay to the detained Member or guest entitled to use or occupy the Unit during such wrongful occupancy, as liquidated damages in addition to the costs and expenses described in subsentence (iii) above, an amount equal to 200% of the fair rental value per day of the Unit for each day or portion thereof the detaining Member prevented use and occupancy of the Unit by the excluded Member. “Fair rental value” shall be determined at the sole discretion of the Board based upon the cost of renting comparable accommodations in the vicinity of the Unit. The Club shall use reasonable efforts to remove such detaining Member or guest from the Unit, and to assist the excluded Member or guest in finding comparable alternate accommodations during such hold over period. If the Club deems it necessary, in its sole discretion, to contract for a period greater than the Vacation Credit Use, which the excluded Member was prevented from using, in order to obtain adequate alternate accommodations, the entire cost shall be assessed to the detaining Member. Each Member agrees that it would be impracticable and extremely difficult to ascertain the actual damages caused by wrongful occupancy, and that the liquidated damages described above provide a fair estimate of such damages.

2.11(b) Damage. If a Member or such Member’s guest renders a Unit uninhabitable by an intentional or negligent act, such Member shall be deemed a detaining Member for such period as the Unit remains uninhabitable and shall be subject to the consequences described in Section 2.11(a) above,

2.11(c) Unavailability of Unit. If a Member has a verified reservation for a vacation credit use, and there is no Unit available at the Resort for which the reservation was made, then Club shall arrange comparable alternate accommodations for such Member at Club’s expense, in the same Project if possible.

2.12 Occupations and Professions. There shall be no gainful occupation, profession or trade maintained in any Unit or on the Property without the prior written permission of the Club, and the City or County if a special use permit is required for such use; provided, however, that this shall in no way limit or restrict Declarant in its activities pertaining to the sale of Memberships.

2.13 Power Equipment. No power equipment, hobby shops, car maintenance or boat maintenance (other than emergency work) shall be permitted on the Property without prior written approval of the Board, which shall not be unreasonably withheld. The Board shall consider the possible effects of noise, air pollution, dust, dirt, grease, fire hazard, interference with radio or television reception, etc., from the proposed activity.

2.14 Refuse. The storage of garbage, rubbish and trash within the Property shall be in a clean, secure and sanitary manner, and screened from the view of other Units, the Common Area and roads. All refuse shall be frequently and regularly removed from the Property.

2.15 Renting of Units. A Member other than Declarant may charge a fee or rent for the use of a Unit during such Member’s Vacation Credit Uses by a guest or invitee. However, the WorldMark Board of Directors may determine to either restrict or place conditions on rentals at particular resorts to comply with laws or restrictions by governing entities, so that The Club can own and operate at a resort location; and so that no excessive financial burden is imposed on The Club.

2.16 Residential Occupancy. No Unit shall be held for other than residential purposes and occupancy, nor occupied by more than two (2) individuals per bedroom or sleeping area, without prior written approval from the Club, except Declarant may use any of the Units for sales tours in accordance with the Rules and when not timely reserved and occupied by a Member.

2.17 Storage. There shall be no storage of flammable liquids or gases in any Unit, and no private storage within the Property without the prior written consent of the Club.

2.18 Structures. Nothing shall be done within any Unit or the Property which shall affect the plumbing or electrical systems or structural integrity of any Improvement, or which will alter any structure, without the express approval of the Club.

2.19 Vehicles. Vehicles used by or belonging to Members or their guests shall be parked only in marked parking areas, enclosed parking or garage areas appurtenant to the Property and available for parking by Members. No stripped down, wrecked or junk motor vehicle shall be kept, parked, stored or maintained within the Property or the Common Area. No off-road, unlicensed vehicles shall be operated on the Property or the Common Area. No commercial vehicle bearing commercial signs or markings shall be parked within the Property unless such vehicle is used as the Member’s means of personal transportation, and provided that the Board shall determine that such signs and markings are unobtrusive and inoffensive. No vehicle shall be operated in the Property or the Common Area in a manner, which constitutes a danger or nuisance to others. Applicable provisions of the local Vehicle Code shall be enforced within the Property.

A vehicle located on the Property or the Project in violation of the Club or Master Association Governing Documents may be towed away and stored in compliance with local law and ordinances, whether said vehicle shall belong to a Member, a member of his family, or his guest or invitee. Charges for towing and storage shall be assessed against the Member responsible for the presence of such vehicle.

2.20 Waste. No waste shall be committed on the Property.

3: CLUB

3.1 Purposes and Powers. The Club is organized to own or lease, maintain and operate the Property, to provide for maintenance of all landscaping and all Improvements, to the extent such is not provided by the Master Association, and to further and promote the common interests and welfare of the Members. The Club shall have such powers and duties as are set forth in these Restrictions, the Articles and the Bylaws, including but not limited to the promulgation and enforcement of all Rules necessary to govern the use and enjoyment of the Units, the Property and any personal property owned by the Club, insuring against liability and property loss, and granting or denying permission to do certain acts as required herein, in the Bylaws or in the Rules.

3.2 Member. Each person who acquires sufficient Vacation Credits and is issued a Basic Membership in the Club is a Member. Except as otherwise specifically provided, Declarant is not to be deemed a Member based on unsold or reacquired Vacation Credits. For purposes of assessments and Voting Power, Declarant shall be deemed to hold the number of Memberships determined by dividing (the unsold or reacquired Vacation Credits) by (the average number of Vacation Credits per Membership held by Members other than Declarant), as adjusted periodically. Declarant’s “Memberships” shall each be deemed to consist of the average number of Vacation Credits per Membership held by Members other than Declarant.

3.3 Membership. A Membership in the Club is a vacation license which constitutes only (a) a right to use and occupy a Unit during the Member’s Vacation Credit Use or Bonus Time, (b) a nonexclusive license to use, enjoy and occupy the Property and recreational facilities appurtenant thereto during Member’s Vacation Credit Use or Bonus Time, (c) voting rights in the Club as described in the Bylaws, and (d) participation in the corporate ownership of the real estate and other assets of the Club. However, a Membership does not include any title or direct interest in the Property by any individual member of the Club, or any recourse against the Property or any other property owned or operated by the Club. The terms of Memberships may be perpetual and/or for a term of years, as prescribed by the Board, and whether a Membership is perpetual or for a term of years shall not affect the assessment obligation or voting rights otherwise attributable thereto, prior to the expiration of a non-perpetual Membership. After a Membership has been issued, the term of such Membership cannot be reduced without the approval of a majority of all Members so affected.

3.4 Vacation Credits. The magnitude and extent of benefits and obligations of a Membership are measured in Vacation Credits, which are renewed annually in the amount acquired and may be surrendered in varying amounts for Vacation Credit Uses in different Resorts at different times. Vacation Credits which are unused at the end of an Anniversary Year will automatically carry over for use in the subsequent year, and will expire at the end of that year. Usage will be charged first against any carry-over Vacation Credits and then against the current year’s Credits. Owners may use in their current Anniversary Year (borrow) their Vacation Credits from the next succeeding Anniversary Year, but only if they have paid the Club assessments for such succeeding year. The Board may provide Guidelines for the reasonable regulation of borrowed and carry-over Vacation Credits.

3.4(a) Allocation. Prior to recording or filing this Declaration as to a Phase of the Property, Declarant shall allocate to each Unit in that Phase the number of Vacation Credits required for occupancy during different seasons of the year and on different days of the week. Such allocation shall be based on the relative use-value of the new Resort compared to existing Resorts, in Declarant’s reasonable discretion. Declarant shall notify Club in writing of the schedule of Credits allocated to a Unit no later than when the Unit is conveyed or transferred to the Club. The total Vacation Credits allocated to each Unit is shown on Exhibit “A” attached hereto.

3.4(b) Constant Total. Whenever Vacation Credits have been allocated to a Resort and this Declaration is recorded or filed as to such Property, the total Vacation Credits in the Program cannot increase or decrease except upon addition or deletion, respectively, of a Phase or Unit. The total allocated Vacation Credits [(issued and outstanding) plus (available to be issued)] shall always equal the [(total number of days each Unit is available for Member use) multiplied by (the respective Vacation Credits required to stay in each Unit on each day)].

3.4(c) Loss of Unit. If a Unit is lost to use for any reason, Vacation Credits shall be appropriately diluted so each Member has proportionately the same right to use the Program as he or she had prior to the loss of a Unit.

3.5 Assessments. The Club shall have the power to levy annual and special assessments (“assessments”) against each Membership, including those of Declarant, as described in the Bylaws. Such assessments shall be equal in amount for each Basic Membership; except special charges for fines, penalties or reimbursements against a particular Member shall be levied according to procedures and subject to the limitations and exemptions set forth in the Bylaws and these Restrictions.

3.6 Right of Entry. The Board or their duly authorized agents or employees, shall have the right, at reasonable times and upon reasonable notice, without liability to the Member, to enter into any Unit for the purposes of maintaining the Property, if necessary, or (i) maintaining such Unit in good repair and sanitary condition; (ii) removing any Improvements constructed, reconstructed, refinished, altered or maintained in or upon such Unit in violation of these Restrictions; (iii) restoring such Unit as authorized by these Restrictions; (iv) installing utilities or conveniences for that Unit or any other Unit(s); or (v) otherwise enforcing or carrying out its duties under these Restrictions and applicable laws and ordinances. “Reasonable notice” of entry shall mean at least forty-eight (48) hours except in emergencies. Any expense incurred by the Club in taking action under this Section shall be recovered from the offending Member, if any, by means of a reimbursement charge levied against such Member.

3.7 Membership Ownership. All unsold or reacquired Memberships shall be deemed owned by Declarant for assessment and voting purposes, whether reacquired by Club or by Declarant.

3.8 Declarant’s Obligations. Declarant shall, within 30 days after the end of each fiscal quarter, furnish to each member of the Board at his or her residence address a written statement containing the following, as applicable:

3.8(a) Completion. A status report covering each Improvement which was scheduled for completion during the current quarter according to the Planned Construction Statement for the Resort and each still uncompleted Improvement that was scheduled for completion during an earlier quarter.

3.8(b) Credits. The numbers of Vacation Credits held by Declarant as of the first and last day of the current quarter.

3.8(c) Assessment Obligation. The total regular and special assessments which Declarant became obligated to pay during the current quarter as an owner of Vacation Credits.

3.8(d) Assessment Payments. The total regular and special assessments paid by Declarant during the quarter.

3.8(e) Delinquency. The amount of any delinquency of Declarant in the payment of regular and special assessments that has not been cured as of the date of the report to the Board.

3.8(f) Subsidy. An itemized report of funds, goods and services furnished, or caused to be furnished to the Association under a subsidy program, including monetary contributions to the reserves of the Association for replacement or major repairs of common facilities in the project and an itemized monetary valuation of goods and services furnished.

3.8(g) Board Enforcement. If the statement of Declarant is not received by the Board members within 45 days after the end of a quarter, or if the statement evidences a failure by Declarant to fulfill an obligation to complete Improvements, pay assessments, or to subsidize the costs of operating the Program and/or maintaining the Project, the Board shall meet specially, together or by conference telephone call, to discuss and to vote on initiating action against Declarant and/or Declarant’s surety to enforce the unfulfilled obligations.

3.8(h) Director Enforcement. The director of the Association elected solely by the votes of Members other than Declarant is hereby empowered to initiate an action in the name of the Association and at the Association’s expense to enforce Declarant’s unfulfilled obligation(s) if the Board fails to meet to consider and vote on the question of enforcing Declarant’s obligation(s) within 75 days after the end of the quarter, or if the Board refuses to initiate such action after having met for that purpose. If such director determines that it is in the best interest of the Members to initiate an action under this special authority, he or she shall do so in the name of the Association within 90 days after the end of the quarter, and the Board shall thereafter take such steps as are necessary and appropriate in furtherance of the purpose of the action.

3.8(i) Arbitration. Any disagreement or controversy between Declarant and the Association regarding Declarant’s obligations to complete and pay for Improvements, to pay regular and special assessments as an owner of Vacation Credits, or to pay a subsidy, shall, at the request of either party, be submitted to arbitration.

3.8(j) Exoneration. Any completion bond or similar financial assurance shall be exonerated by the beneficiaries thereof upon expiration of the period for filing mechanics liens following recordation of a notice of completion or notice of occupancy for the Improvement.

4: ASSESSMENT COVENANT AND LIEN

4.1 Commencement. Assessments shall commence as to all Memberships attributable to a Unit on the first day of the month immediately following the first issuance of a Membership attributable to that Unit.

4.2 Covenant and Obligation to Pay. Declarant hereby covenants to, and each Member shall, by acceptance of a Membership, whether from Declarant or a subsequent owner of such Membership, bind himself, his heirs, personal representatives and assigns to pay all dues, assessments and late charges determined and levied by the Club upon each Membership owned by him, including interest thereon and collection costs thereof, if any, including attorneys’ fees. The obligation to pay such dues, assessments, charges, interest and costs cannot be waived or avoided by nonuse of the Property or abandonment or transfer of a Membership, and constitutes a personal obligation secured by the Membership. The transferee of a voluntary transfer of a Membership is jointly and severally liable with the transferor for all unpaid assessments which accrued against the Membership prior to the time of transfer and which are described in a statement from the Club to such transferee prior to transfer of the Membership. Provided, however, Declarant may discharge its dues and assessment obligations to Club by means of a Reimbursement Agreement.

4.3 Lien. Each assessment and any late charges and costs of collection, including attorneys fees, pursuant thereto shall be and remain a lien upon each Membership from the date of assessment until paid. Sale or transfer of any Membership shall not affect the lien for assessments, charges and costs provided for in this Section 4.3, and the obligation of the former Member to pay assessments and charges which became due during the period of his Membership shall pass to subsequent Members unless such charges are paid in full.

4.4 Power of Sale. The Club is hereby granted a power of sale as to each and every Membership for the purpose of collecting delinquent assessments.

4.5 Enforcement. The Board shall institute appropriate legal proceedings to collect all assessments or charges sixty (60) days past due. All liens, assessments, and charges herein provided for shall be enforceable by foreclosure in the manner provided for under the Uniform Commercial Code, Article 9, by suit at law, by exercise of the power of sale in the manner prescribed by the Uniform Commercial Code, Article 9, or in any other manner authorized by law. By acceptance of the Membership, Member thereby appoints the Club as trustee for the benefit of himself and all other Members to foreclose such liens, to sue to enforce the personal obligations and covenants, or to exercise the power of sale to collect delinquent assessments, at the election of the Board, provided, however, that except for late charges, interest or costs and attorney fees for delinquent general assessments, neither the power of sale nor judicial foreclosure shall be invoked to enforce collection of (a) a fine, (b) a penalty, (c) an individual charge levied to bring a Member into compliance with the Restrictions, or (d) a damage reimbursement for damage to the Property or Common Area. The Board’s election to pursue one form of action or remedy shall not abrogate its right to pursue other forms of action or remedies against the same Member. The Club shall not cause the absolute forfeiture of a Membership except pursuant to a judgement of a court or the decision of an arbitrator based on a violation of the Governing Documents, or a foreclosure or a sale under a power of sale for the failure of a Member to pay assessments duly levied by the Club.

5: PROPERTY

5.1 Completion. See Restriction 3.8.

5.2 Ownership. Fee ownership of, or the leasehold or subleasehold interest with current right of possession in, the Property shall be held by the Club.

5.3 Condemnation. The term “taking” as used in this Section 5.3 shall mean condemnation by eminent domain or sale under threat of condemnation. Upon a taking or threatened taking by a valid condemning authority, each Member, by acceptance of a Membership, hereby authorizes the Board to represent the Club in any action or sale under this Section 5.3, with power to execute, acknowledge and deliver conveyances pursuant to this Section 5.3. If the taking involves damage to a portion of the Property, and does not constitute “Total Taking” as defined below, repair of the remaining Improvements shall be conducted pursuant to Section 5.4 below. Unless the award or proceeds of sale is apportioned among the Club and Declarant by court judgment or by agreement between the condemning authority and each and all of such parties, then the following shall apply:

Upon a total or partial taking, if the number of vacation credits lost by reason of Condemnation (the “Lost Vacation Credits”) is less than or equal to the number of unsold vacation credits available immediately prior to such loss (the “Available Inventory”), the Declarant shall be entitled to all of the proceeds arising out of the Lost Vacation Credits and the Available Inventory shall be reduced by the Lost Vacation Credits. If, however, the Lost Vacation Credits exceeds the Available Inventory, the Declarant shall be entitled to a percentage of the proceeds equal to the percentage the Available Inventory bears to the Lost Vacation Credits. The Club shall receive the remaining balance of any proceeds and shall use the same to purchase replacement units of comparable quality and accessibility. In any case where the Lost Vacation Credits exceeds the Available Inventory, the Available Inventory shall be deemed exhausted; and the provisions of Section 3.4(c) shall apply to the balance of any Lost Vacation Credits which are not replaced.

5.4 Destruction.

5.4(a) Minor Repairs. Notwithstanding anything to the contrary in this Section 5.4, and irrespective of the amount or availability of insurance proceeds, if the estimated cost of repair and/or reconstruction is $20,000 or less, the Board shall proceed immediately to arrange for prompt repair and/or reconstruction. Such amount shall be adjusted annually according to the U.S. Department of Labor Consumer Price Index for all Urban Consumers (CPI-U). Any portion of said amount which is not covered by insurance proceeds shall be paid by the Members pursuant to a special assessment levied for that purpose, subject to any limitation which may be set forth in the Bylaws.

5.4(b) Decision to Repair and/or Reconstruct. Upon total or partial destruction of the Improvements in the Property, and if available insurance proceeds are sufficient to cover not less than eighty-five percent (85%) of the estimated costs of repair and/or reconstruction, such Improvements shall be promptly reconstructed unless, within ninety (90) days from the date of destruction, or within sixty (60) days after final settlement of insurance claims, whichever is later, seventy-five percent (75%) of the Members approve a resolution that such repair and reconstruction shall not occur. A meeting or ballot for such determination shall be held upon the written request of at least one (1) Member or if called pursuant to the Bylaws. A special assessment shall be levied by the Board to make up the difference subject to any limitation which may be set forth in the Bylaws. If the insurance proceeds are less than eighty-five percent (85%) of the estimated costs of repair and/or reconstruction, repair and reconstruction may nevertheless take place if, within ninety (90) days from the date of destruction or within sixty (60) days after final settlement of insurance claims, whichever is later, seventy-five percent (75%) of the

Members other than Declarant approve a resolution that such repair and/or reconstruction shall occur, and approve a special assessment levied against each Member to make up the difference. The “estimated costs” shall be determined by obtaining estimates from at least two reputable contractors.

5.4(c) Special Assessment. Any special assessment levied pursuant to subsection (b) shall be levied on the basis of the ratio of the Vacation Credits held by a Member to be assessed, to the total Vacation Credits held by Members to be assessed, and shall not be subject to any limitation or approval not required by subsection (b) or this subsection (c). Members who object to their portion of the special assessment may, within ten (10) days of receiving notice thereof, submit written objections to the Board supported by appraisals, cost estimates and/or other relevant evidence, and request a hearing before the Board. If the Board adjusts the individual assessments, notice thereof shall be given to all Members, and a special meeting of the Members called to affirm or modify any recommended adjustments by approval of a majority of the Members. The decision of the Board as to no adjustment, or the decision of the Members as to adjusted amounts, shall be final.

5.4(d) Certificate. Within one hundred twenty (120) days after the destruction, or within ten (10) days after any required resolution becomes final, whichever is later, the Board shall execute, acknowledge and record in the office of the County Recorder, a certificate declaring the decision to reconstruct or not to reconstruct.

5.4(e) Construction Contract. If reconstruction and/or repair is necessary, the Board shall obtain bids from at least two reputable contractors within thirty (30) days following the date repair and/or reconstruction is determined to be necessary, and shall promptly award a contract to the contractor it deems best able to serve the interests of the Club, after considering primarily price, but also other factors the Board deems relevant. The contract shall, among other terms, contain specific provisions (i) obligating the contractor to complete repair and/or reconstruction within a reasonable definite time period or periods, (ii) levying liquidated damages against the contractor for late performance of each stage, (iii) limiting payments to the value of specific stages of work timely completed, and (iv) warranting the work for one (1) year following completion.

5.4(f) Insurance Proceeds. Any excess insurance proceeds, for whatever reason, shall be retained in the general funds of the Club, or, in case of a decision not to repair and/or reconstruct, shall be distributed to the Club and Declarant as follows:

Upon a total or partial destruction, if the number of vacation credits lost by reason of destruction (the “Lost Vacation Credits”) is less than or equal to the number of unsold vacation credits available immediately prior to such loss (the “Available Inventory”), the Declarant shall be entitled to all of the proceeds arising out of the Lost Vacation Credits and the Available Inventory shall be reduced by the Lost Vacation Credits. If, however, the Lost Vacation Credits exceeds the Available Inventory, the Declarant shall be entitled to a percentage of the proceeds equal to the percentage the Available Inventory bears to the Lost Vacation Credits. The Club shall receive the remaining balance of any proceeds and shall use the same to purchase replacement units of comparable quality and accessibility. In any case where the Lost Vacation Credits exceeds the Available Inventory, the Available Inventory shall be deemed exhausted; and the provisions of Section 3.4(c) shall apply to the balance of any Lost Vacation Credits which are not replaced.

5.4(g) Clearing and Re-landscaping. If the Property is only partially destroyed, upon a determination not to repair or reconstruct the Improvements on the Property, the area destroyed shall be cleared and landscaped; provided, however, that there shall exist in the Property adequate vehicular and pedestrian rights-of-way to insure legal access to the remaining Units, the costs thereof shall be paid for with the insurance proceeds, and any deficiency may be raised by the levy of a uniform special assessment.

5.5 Appraisal. Wherever in this Article reference is made to a determination of the value or fair market value by appraisal, this shall mean an appraisal by an independent appraiser selected by the Board, who shall be a member of the Society of Real Estate Appraisers or other nationally recognized appraiser organization, and who shall apply its or such other organization’s standards in determining value or fair market value. The costs of such appraisals shall be paid from the proceeds of sale or insurance proceeds, as the case may be.

5.6 Maintenance. The Property shall be maintained by the Club, except portions thereof required to be maintained by the Master Association, if any, under Master Governing Documents or the Landlord, if any, under a Lease.

5.7 Use Easement. Declarant and Club grant and convey unto each Member, including, but not limited to, Declarant as a Member with respect to any Vacation Credits held by Declarant, whether such Member is a Member of the Club as of the date of recordation hereof or becomes a Member of the Club by reason of the purchase of Vacation Credits and a Membership in the future, an easement in gross for the use, possession and enjoyment of the Property and the exercise of any and all rights appertaining thereto (the “Use Easement”). Such Use Easement shall be subject to the following:

5.7(a) Terms. The terms of the Use Easement shall be as follows:

(i) The Use Easement shall be exclusive as against all persons who are not Members, including but not limited to the holder of title to the Property and its successors and assigns, and shall be non-exclusive as among the Members; provided however that the exclusive use of the Use Easement by Members shall not interfere with the rights of Members to permit the use, possession and enjoyment of the Property by the guests of Members or by exchange users. As among the Members, use, possession and enjoyment of the Property shall be apportioned as provided in the Declaration, Bylaws, Rules and the Retail Installment Contract Vacation Owner Agreement pursuant to which a Member purchases a Membership and Vacation Credits.

(ii) The Use Easement shall be appurtenant to and inseparable from the Membership of each Member. No Member shall convey, mortgage, pledge, hypothecate or otherwise transfer the Use Easement separately from the Membership of such Member, and any attempt to do so shall be null and void. Transfer of a Membership shall automatically transfer to the transferee thereof the Use Easement appurtenant to the Membership whether or not the instrument of transfer specifically so states.

(iii) The Use Easement shall have a term which is coextensive with the term of the Membership of the Member who holds the Use Easement.

(iv) The rights, if any, of Members to seek or obtain judicial partition of the Use Easement or the sale in lieu of partition of the Use Easement are waived for the duration of the Use Easement.

(v) The Use Easement will remain in effect as to the Property for the duration of the Vacation Owner Program, except the Use Easement shall automatically be terminated earlier if any of the following events happens:

a. The Property is destroyed and a decision is made not to repair, rebuild, or restore it (in which event the Use Easement shall remain in effect only as to such portions, if any, of the Property which continue in use for purposes of the Vacation Owner Program);

b. The Property is taken in condemnation proceedings or under threat of condemnation (in which event the Use Easement shall remain in effect only as to such portions, if any, of the Property not so taken and which continue in use for purposes of the Vacation Owner Program);

c. The Club records a document terminating this Declaration as to all or any portion of the Property (in which event the Use Easement shall be terminated only as to so much of the Property as is described in said termination document); provided, however, that any such document must be signed and acknowledged by an officer of the Club pursuant to a written resolution of the Club Board of Directors; and provided further that such termination must first be approved by the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii and a copy of the Director’s letter approving such termination must be attached to the document terminating this Declaration and Notice;

d. Title to the Property is transferred to the trustee of a title holding trust established pursuant to Section 514E-19(b)(1), Hawaii Revised Statutes; provided that the trust arrangement must first be accepted by the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii and a copy of the Director’s letter accepting such trust arrangement must be attached to the instrument transferring the Property to the trustee; or

e. With respect to the Use Easement of any individual Member (i) upon the expiration or termination of the Member’s Membership, (ii) upon the transfer of all or any portion of the Property to any public agency, authority, or utility pursuant to Section 5.7(c)(iii) of this Declaration as to which such termination or cancellation is applicable, or (iii) upon the occurrence of the events described in the immediately preceding sentence. It is the intent of the Declarant that the Use Easement shall be a determinable easement and not an easement subject to a condition subsequent.

5.7(b) Declarant Rights. The Use Easement shall be subject to the rights of the Declarant under this Declaration to the construction and development of the Property and sales of Memberships.

5.7(c) Club Rights. The Use Easement shall be subject to the following rights of the Club, acting in its capacity as the owners’ association for the Vacation Owner Program, and its agents, employees and independent contractors:

(i) to enter upon the Property for the purpose of performing its duties and obligations under this Declaration to manage, maintain, operate, and improve the Property for the use and benefit of the Members;

(ii) as provided in the Club’s Bylaws, to suspend the rights of any Member for any period during which any assessment against his or her Membership remains unpaid and delinquent, or for violation of the Governing Documents or Master Governing Documents;

(iii) to dedicate or transfer all or any part of the Property to any public agency, authority, or utility for such purposes and subject to such conditions as may be agreed to by the Members, provided that no such dedication or transfer shall be effective unless approved by seventy-five percent (75%) of the Members, and an instrument is signed by the Secretary of the Club certifying that such dedication or transfer has been approved by the required vote and is recorded in the County;

(iv) to establish uniform Rules and regulations pertaining to the use of the Property and the facilities thereon, and reasonable fees for the use of any Club property which is individual-use intensive, other than the Units and the Common Furnishings normally in them such as appliances, kitchenware, beds, couches, T.V., telephones etc. Examples of items that might be charged for are cribs, roll-away beds and other items not normally furnished with a unit;

(v) to regulate the number and behavior of guests of Members; and

(vi) the rights reserved to the Club under Section 6.6, below.

5.8 Partition. The rights of any person acquiring any right, lien or interest in any Unit or all or any portion of the Property shall be subordinate to this Declaration. There shall be no partition or sale of a Unit or the Property in lieu of partition unless this Restriction 5.8 is amended to remove a Unit from the Program, pursuant to Restriction 9.1.

6: EASEMENTS. The following easements are also reserved over all the Property, including additional Property annexed under Restriction 8, in favor of the Members and of Declarant in relation to construction at the Property and sales of Memberships, provided that such easements shall not unreasonably interfere with use and enjoyment of the Property by the Members.

6.1 Construction. Declarant hereby reserves for itself and its contractors and subcontractors a non-exclusive easement for ingress and egress, drainage, encroachment, construction, and for temporary storage of construction materials, equipment and vehicles thereon, over the Property until the earlier of (a) completion of the construction, finishing and furnishing, of all Units, or (b) five (5) years after the Effective Date.

6.2 Ingress and Egress. Declarant reserves for the Members, including itself, and for emergency vehicles and personnel, mutual and reciprocal nonexclusive easements for ingress and egress, for pedestrian and vehicular access.

6.3 [RESERVED]

6.4 Parking. Parking spaces shall be used for parking of permitted vehicles only and not for the permanent parking or storage of boats, trailers or non-mobile vehicles of any description. Garage space shall not be used for conversion into inhabitable space such as, but not limited to, a hobby shop or recreation room. The Club may establish rules and regulations for the parking of vehicles in the Property. Use by Members of parking spaces must be established by the Club and evidenced by written notice from the Club. This permission will create only a license to use such parking spaces, revocable at any time by the Club upon five (5) days’ written notice. The decision of the Boar as to the assignment, reassignment or location of or the condition or other matter related to any parking space shall be final and conclusive as to the rights of any Member concerning such parking space.

6.5 Use Easement. See Section 5.7 herein.

6.6 Utility Easements. There is hereby reserved, and Declarant or the Club may hereafter grant, easements throughout the Property for lines, cables, wires, conduits, pipes and drains for electricity, gas, water, sewer, telephone and similar purposes (“utilities”).

6.6(a) Interference Prohibited. Within the easements existing at the Effective Date or thereafter created by the Club for the installation and maintenance of utilities and drainage facilities, no structure, planting or other material shall be placed or permitted to remain which may damage or interfere with the installation and maintenance of utilities, or which may damage, interfere, or change the direction of flow of drainage facilities in the easement.

6.6(b) Access and Maintenance. Utility, or drainage, duct or flue easements in the Property or in Units shall at all times be open and accessible to (a) public and quasi-public utility corporations and other persons, including the Club, erecting, constructing or servicing such utilities and quasi-utilities; and (b) to Declarant and its successor or assigns during construction; all of whom shall have the right of ingress and egress thereto and therefrom, and the right and privilege of doing whatever may be necessary in, under and upon said locations for the carrying out of any of the purposes for which said easements, reservations and rights of way are reserved or granted. The easement areas in the Property and all Improvements located thereon shall be maintained by the Club, except for those improvements for which a public authority or utility company is responsible or has accepted responsibility.

6.7 Television Reception. It is contemplated that a cable or central television antenna system may be installed and connected to each Unit. Said system, if installed, shall be maintained by the television company, which installs the system, or by a successor chosen by them. To the extent required to implement the foregoing plan, there shall be an easement appurtenant to each Unit for the purpose of connecting the same with the central television cable or antenna. The Property shall be subject to such easement in favor of all Members and in favor of the company, which installs the system, to provide for the passage through the Property and any Improvement thereon of television connections from any Unit to the cable system, and shall be subject to further easements for the placement and maintenance of such connections. The foregoing easements are granted and reserved subject to the condition that their use and enjoyment shall not unreasonably interfere with the use, occupancy or enjoyment of all or any part of the Property.

7: ENFORCEMENT.

7.1 Who May Enforce. Except as otherwise specifically provided, the following shall have the right to enforce any or all of the Restrictions, Articles, Bylaws, Rules or valid resolutions of the Board pursuant to this Article 7:

7.1(a) Club,

7.1(b) A Member.

7.2 Proceedings and Relief. Every act or omission whereby any of these Restrictions, the Articles, Bylaws, Rules or any valid resolution of the Board is violated in whole or in part may be enjoined or abated by arbitration or by a court of competent jurisdiction, whether the relief sought is for negative or affirmative relief. The prevailing party in any action or proceeding shall be entitled to recover damages, costs and/or attorneys’ fees.

7.3 Violations of Law. Any violation of any state, municipal or local law, ordinance or regulation pertaining to the ownership, occupation or use of the Property is hereby declared to be a violation of the Restrictions and subject to any or all of the enforcement procedures set forth herein.

7.4 Non-Waiver. The waiver of any breach of these Restrictions shall not be deemed a continuing waiver of any subsequent breach, whether of the same or another of these Restrictions.

7.5 Arbitration. Any dispute as to the violation, interpretation or application of any Restriction herein or of the Articles, Bylaws or Rules, shall, upon written request of one party to the dispute served on the other(s), be submitted to arbitration, and such arbitration shall comply with and be governed by the provisions of the Rules of the American Arbitration Association.

8: ANNEXATION OF PROPERTY. The Property may be enlarged to include an unlimited number of Units, although neither Declarant nor Club is obligated to develop or annex any additional Property.

8.1 Method. Annexation of additional Units and/or Property to the Program shall be accomplished by Declarant recording in the County a counterpart of this Declaration or a Declaration of Annexation incorporating therein this Declaration and expressly subjecting to this Declaration the respective Units and Property described therein. Any such Declaration may contain such additions and modifications of the Restrictions herein as may be necessary to reflect the different character, if any, of the annexed Property, or as Declarant may deem appropriate in the development of such Property; provided, however, that such modifications shall not be inconsistent with the general plan or scheme of this Declaration, nor shall they modify or revoke any of the Restrictions in this Declaration. If the Property is located in a different county a Declaration in form and substance substantially similar to this Declaration (an “Additional Declaration”) shall be recorded in such county. Annexation of personal property shall be effected by transfer of unencumbered ownership to the Club and the filing of this Declaration with any agency with which title is customarily registered and with any office in which a filing is required under the Uniform Commercial Code for perfection of a security interest.

8.2 Conditions. Provided, however, that no Declaration of Annexation or additional Declaration may (a) cause a substantial increase in the costs and expenses then being borne by Members which was not disclosed in the Disclosure Documents for the Program when the Member purchased his or her Membership, or (b) otherwise materially adversely affect the rights of Members, without the approval of sixty-six and two-thirds percent (66-2/3%) of the Members.

8.3 Effect. Upon recording or filing the Declaration of Annexation or Additional Declaration and conveying or transferring the property described therein to the Club, such Property shall become a part of the Program and subject to the provisions substantially similar to this Declaration and the rights and powers of the Club pursuant to the terms of the Governing Documents. Any Declaration of Annexation or Additional Declaration recorded or filed pursuant to this Declaration shall be conclusive in favor of all persons who relied upon it in good faith.

8.4 Easements. The supplemental declaration shall expressly reserve for the benefit of all Property which may from time to time be covered by this Declaration, reciprocal easements of use, enjoyment, access, ingress and egress over the annexed Phase and appurtenant to all Phases subject to this Declaration. Such easements may be used by Declarant, its successors, and all Members, their guests, and invitees for sidewalks, walkways, vehicular access and such other purposes reasonably necessary to the use and enjoyment of all Units.

9: GENERAL RESTRICTIONS

9.1 Amendment and Term. This Declaration shall remain in force until amended or rescinded as follows:

9.1(a) Members. These Restrictions may be amended or rescinded only by the affirmative vote or written assent of (i) a majority of each class of Voting Power, if there is more than one class; or (ii) if there is only one class of Voting Power, a majority of Voting Power residing in Members other than Declarant along with a majority of the Total Voting Power. Provided, however, the vote required for an amendment shall never be less than the vote required for action under the clause being amended.

9.1(b) Board of Directors. Notwithstanding subsection (a) above, the Board alone can amend the Declaration (i) to comply with lawful requirements of the State of Hawaii in connection with obtaining and maintaining registration of the Club in Hawaii provided no such amendment shall diminish the rights and protections of the Owners, or (ii) to change one Unit for another within the Project, provided the new Unit is reasonably comparable to or better than the former Unit as to size, accommodations and amenities, or (iii) to rescind the Declaration entirely if all of the following occur: (A) an identical Declaration is simultaneously recorded against another Project, (B) in a location reasonably as accessible as the deleted Resort, (C) with reasonably comparable Units as to size, accommodations and amenities, and (D) comparable recreational features, and (E) such an Amendment of the Declaration is accepted by the State of Hawaii timeshare sales regulatory agency.

9.1(c) Notwithstanding anything in this Declaration to the contrary, this Declaration cannot be rescinded or otherwise terminated without the joinder of the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii (the “Director”). Notwithstanding anything in this Declaration to the contrary, this Declaration cannot be amended without the joinder of the Director if such amendment deletes, limits or modifies, directly or indirectly: (i) the Use Easement granted in Section 5.7 of this Declaration, or (ii) any other aspect of this Declaration which has the effects described in Section 514E-21 of the Hawaii Revised Statutes, as set forth in Exhibit “C”, or (iii) this Declaration’s effectiveness as a “notice of time share plan,” or (iv) any provision of this Declaration which requires the consent or acceptance of the State of Hawaii. Any attempt to amend, rescind or otherwise terminate this Declaration without the joinder of said Director as required in this Section 9.1(c) shall be null, void and of no effect. No amendment shall be effective until recordation in the office of the County Recorder or the filing with the agencies where the original Declaration was filed pertaining to a particular Phase, of a document fully setting forth the amendment, specifically referring to this Declaration, and setting forth the authority by which the amendment was adopted.

9.2 Applicability and Effect. The Restrictions and covenants set forth herein are made for the mutual and reciprocal benefit of each and every Member, of the Property, and of the Club; and are intended to: (a) create mutual equitable servitudes upon each of the Units and the Property, in favor of each and all of the owners of the Property, the Members and the Club; (b) to create reciprocal rights among the Members, the Club, and the Declarant; (c) to create a privity of contract and estate between the grantees, successors, and assigns of Declarant, and the Club and Members; (d) to operate as covenants running with the land as to each owner of the Property and the Club, for the benefit and burden of the Property, each owner of the Property and the Members of the Club. A substantially similar Declaration shall be recorded in each county, and shall describe each Resort, where the Club owns or leases real property subject to the Vacation Owner Program and Club Memberships. The provisions of recorded Declarations shall have priority over the Bylaws, and inconsistent provisions among various Declarations shall be resolved in favor of the most restrictive provision on the Club or Declarant and/or the most favorable provision for protecting the Members.

9.3 Notices. Any notice herein permitted or required to be delivered shall be in writing and may be delivered either personally or by mail. If delivery is made by mail, it shall be deemed to have been delivered seventy-two (72) hours after a copy of the same has been deposited in the United States mail with postage thereon fully prepaid and addressed to any person at the address given by such person to the Club for the purposes of service of such notice, or to the residence of such person if no address has been given to the Club. Such address may be changed from time to time by notice in writing to the Club. Any notice required by the Bylaws shall be governed by the provisions of the Bylaws.

9.4 Interpretation. The provisions of this Declaration shall be liberally construed to effectuate their purpose of creating a uniform plan for the development and operation of the Property. This Declaration shall be construed under the laws of the State.

9.5 Severability. If any provision of this Declaration is declared to be invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect.

9.6 Captions. All captions and titles used in this Declaration are intended solely for convenience or reference and shall not affect that which is set forth in any of the provisions hereof.

9.7 No Public Rights Created. Nothing contained in this Declaration shall be deemed to be a gift or dedication of any portion of the Property to the general public or for any public use or purpose.

9.8 Gender; Number. The masculine, feminine and neuter genders, or singular and plural numbers, shall each be deemed to include the others whenever appropriate.

9.9 Exhibits. The following exhibits are attached hereto and incorporated herein:

“A”	Property Description & Vacation Credits Allocated

“B”	[*IF APPLICABLE] Reference to Master Declaration

“C”	Section 514E-21 of Hawaii Revised Statutes

“D”	Management Agreement

IN WITNESS WHEREOF, Declarant and Co-Declarant have executed this Declaration on the day and year first above written.

Co-Declarant:	Declarant:

WORLDMARK, THE CLUB, a California nonprofit mutual benefit corporation	TRENDWEST RESORTS, INC., an Oregon corporation

By:	By:

Name:	Name:

Title:	Title:

By:	By:

Name:	Name:

Title:	Title:

STATE OF WASHINGTON	)
	)	SS.
COUNTY OF KING	)

On this _____ day of ______________, 20__, I, ______________________________ a Notary Public in and for the State of Washington, duly commissioned and sworn, certify that I know or have satisfactory evidence that _______________________________ is the person who appeared before me, and said person acknowledged that he signed this instrument on oath stated that he was authorized to execute the instrument and acknowledge it as the __________________________ of WorldMark, The Club to be the free and voluntary act of such party for the uses and purposes set forth therein.

(Notary Signature)

Residing at:
My commission expires:

STATE OF WASHINGTON	)
	)	SS.
COUNTY OF KING	)

On this _______ day of ___________________, 20__, I, _________________________ a Notary Public in and for the State of Washington, duly commissioned and sworn, certify that I know or have satisfactory evidence that _______________________________ is the person who appeared before me, and said person acknowledged that he signed this instrument on oath stated that he was authorized to execute the instrument and acknowledge it as the _____________________ of WorldMark, The Club to be the free and voluntary act of such party for the uses and purposes set forth therein.

(Notary Signature)

Residing at:

My commission expires:

STATE OF WASHINGTON	)
	)	SS.
COUNTY OF KING	)

On this ____ day of _____________, 20__, I, ____________________________ a Notary Public in and for the State of Washington, duly commissioned and sworn, certify that I know or have satisfactory evidence that _______________________________ is the person who appeared before me, and said person acknowledged that he signed this instrument on oath stated that he was authorized to execute the instrument and acknowledge it as the _____________________ of Trendwest Resorts, Inc. to be the free and voluntary act of such party for the uses and purposes set forth therein.

(Notary Signature)

Residing at:

My commission expires:

STATE OF WASHINGTON	)
) SS.
COUNTY OF KING	)

On this _____ day of __________________, 20__, I, ________________________ a Notary Public in and for the State of Washington, duly commissioned and sworn, certify that I know or have satisfactory evidence that _______________________________ is the person who appeared before me, and said person acknowledged that he signed this instrument on oath stated that he was authorized to execute the instrument and acknowledge it as the _____________________ of Trendwest Resorts, Inc. to be the free and voluntary act of such party for the uses and purposes set forth therein.

(Notary Signature)

Residing at:

My commission expires:

EXHIBIT “A”

TO

DECLARATION OF

VACATION OWNER PROGRAM

PROPERTY DESCRIPTION & VACATION CREDITS ALLOCATED

The real property located in the County of [*NAME OF COUNTY], State of [*NAME OF STATE], described as follows:

[* UNIT OR LOT NUMBERS] of Tract No. ___*, [*NAME OF PROJECT], according to the Map thereof recorded on [*RECORDING DATE], 199* in Volume ___* of *[PLATS][MAPS][DOCUMENTS], at Pages ___* through ___*, inclusive, Official Records of [*NAME OF COUNTY][NAME OF STATE], and including the rights and easements appurtenant thereto.

Vacation Credits are hereby allocated to the Units as follows:

Lot/Unit No.	Vacation Credits

Important Notice:

[48 WEEKS]

Vacation Credits are not allocated to the above Units for the Vacation Credit equivalent of one (1) week per year so that time is available for maintenance. The Vacation Credit equivalent of this one (1) week cannot be rented, sold or offered for sale. In addition, Vacation Credits are not allocated to the above Units for the Vacation Credit equivalent of three (3) weeks per year so that time is available for Bonus Time. The Vacation Credit equivalent of these three (3) weeks cannot be (i) sold or offered for sale, or (ii) rented before Members have an opportunity to reserve them as Bonus Time in accordance with the then-current Club Guidelines (Rules). Subject to restrictions on the availability of Bonus Time contained in the Declaration and the Rules, Bonus Time is available for use by Members when there is unreserved time in the project covered by this Notice.

-OR-

[50 WEEKS] Vacation Credits are not allocated to the above Units for the Vacation Credit equivalent of one (1) week per year so that time is available for maintenance. The Vacation Credit equivalent of this one (1) week cannot be rented, sold or offered for sale. In addition, Vacation Credits are not allocated to the above Units for the Vacation Credit equivalent of one (1) week per year so that time is available for Bonus Time. The Vacation Credit equivalent of this one (1) week cannot be (i) sold or offered for sale, or (ii) rented before Members have an opportunity to reserve them as Bonus Time in accordance with the then-current Club Guidelines (Rules). Subject to restrictions on the availability of Bonus Time contained in the Declaration and the Rules, Bonus Time is available for use by Members when there is unreserved time in the project covered by this Notice.

-OR-

[51 WEEKS] Vacation Credits are not allocated to the above Units for the Vacation Credit equivalent of one (1) week per year so that time is available for maintenance. The Vacation Credit equivalent of this one (1) week cannot be rented, sold or offered for sale. Subject to restrictions on the availability of Bonus Time contained in the Declaration and the Rules, Bonus Time is available for use by Members when there is unreserved time in the project covered by this Notice.

EXHIBIT “B”

[*IF APPLICABLE]

TO

DECLARATION OF

VACATION OWNER PROGRAM

REFERENCE TO MASTER DECLARATION

The Project is subject to that certain [*NAME OF MASTER DOCUMENT], E.G. Declaration of Covenants, Conditions, Restrictions and Easements for _______________ dated __________ and recorded _____________ as Document No. ____________, Official Records, ___________ County, _________.

EXHIBIT “C”

TO

DECLARATION OF

VACATION OWNER PROGRAM

SECTIONS 514E-21 OF

HAWAII REVISED STATUTES

Section 514E-21 — Effect of recording a notice of time share plan.

When a notice of time share plan is recorded, claims by creditors of the developer and claims upon, or by successors to, the interest of the title holder who executed the notice of time share plan, shall be subordinate to the interest of owners whose purchase of time share interests in the time share plan is closed after the notice of time share plan is recorded. The recording of a notice of time share plan shall not affect:

(1) The rights or lien of a lienholder whose lien was recorded prior to the notice of time share plan;

(2) The rights of the holder of an option recorded before the notice of time share plan;

(3) The rights or lien of a lienholder having purchase money lien on a time share interest.

EXHIBIT “D”

TO

DECLARATION OF

VACATION OWNER PROGRAM

MANAGEMENT AGREEMENT

SEE MANAGEMENT AGREEMENT ATTACHED HERETO AND BY THIS REFERENCE MADE A PART HEREOF.

* * * WORLDMARK, THE CLUB * * *

MANAGEMENT AGREEMENT

(Fourth Amended)

THIS MANAGEMENT AGREEMENT is dated for reference purposes September 30, 1994, by and between WORLDMARK, THE CLUB, a California nonprofit mutual benefit corporation (“Club”), and TRENDWEST RESROTS, INC., an Oregon corporation (“Manager” herein, and the “Declarant” under the Declaration establishing the Vacation Owner Program), for the purpose of amending and restating in its entirety as amended that Management Agreement between the same parties dated September 14, 1989 and amended October 25, 1990, February 13, 1991, and December 21, 1992.

1: RECITALS.

1.1 Program. The Vacation Owner Program (the “Program”) has been created or will be created and enlarged by Manager by the recording in the office of the county recorder of each county where Property subject to the Program is located, that certain Declaration of Vacation Timeshare Program, Club Esprit (“Declaration”), the first of which is dated September 14, 1989, and a counterpart of which shall be recorded in each county, and shall describe each Resort, where Club owns or leases real property subject to the Vacation Owner Program and Club Memberships.

1.2 Property. Pursuant to the Declaration, Declarant shall convey or transfer or cause to be conveyed or transferred each Phase of Property to the Club at the same time the Declaration is recorded or filed as to that Phase.

1.3 Club. The Club is and will be responsible for ownership or leasing and maintenance, control, operation, and management of the Property within the Program, and for cleaning, maintenance, furniture repair and replacement, maid service and general care of the Property.

1.4 Manager. The Club is authorized to retain a professional manager and to delegate to such manager certain of the Club’s powers and responsibilities. The Board of Directors of the Club desires to engage Manager to manage and operate the Vacation Program contemplated by the Declaration, and Manager desires to accept such engagement, all on the terms an conditions set forth below and pursuant to the Governing Documents.

EXHIBIT:

A	Club Budget

2: ENGAGEMENT OF MANAGER. Club hereby engages Manager as the exclusive managing and servicing agent of the Vacation Owner Program contemplated by the Declaration, and Manager hereby accepts said appointment and undertakes to perform all of the services and responsibilities set forth herein in such capacity, to implement and to comply with all the provisions of this Agreement and the Governing Documents. If there is a conflict, the Declaration and Bylaws shall supersede this Agreement.

3: DEFINITIONS. Unless the context otherwise requires, the Definitions set forth in the DECLARATION OF VACATION TIMESHARE PROGRAM (CLUB ESPRIT – OTTER CREST) as may be amended from time to time (“Declaration”), are hereby adopted as the definitions herein. The Declaration was originally recorded September 6 1989, in Microfilm Volume 209, Page 141, Official Records, Lincoln County, Oregon. A substantially similar Declaration shall be recorded in each county, and shall describe each Resort, where the Club owns or leases real property subject to the Vacation Owner Program and Club Memberships. The provisions of recorded Declarations shall have priority over this Agreement, and inconsistent provisions among various Declarations shall be resolved in favor of the most restrictive provision on the Club or Declarant and/or the most favorable provision for protecting the Members.

4: TERM.

4.1 Initial Term. Unless terminated earlier pursuant to Paragraph 4.4, below, the initial term of this Agreement shall be for a period of three (3) years commencing on the date first written above or on October 1, 1989, whichever is later (“effective date”).

4.2 Automatic Renewal. The term of this Agreement shall be automatically renewed annually on the anniversary of the effective date for one (1) year at each renewal.

4.3 Notice of Nonrenewal. The Club may prevent automatic renewal by the vote or written assent of a majority of the Voting Power residing in Members other than Declarant and providing written notice of nonrenewal to Manager at least sixty (60) days prior to expiration of the then current term.

4.4 Termination. This Agreement may be terminated for cause at any time prior to expiration, provided that, if the cause constitutes a breach or default of this Agreement which is capable of being cured, such breach or default shall not have been cured within 30 days following receipt by Manager of written notice of such breach or default. If Manager shall dispute a termination by the Club pursuant to this paragraph, the dispute may, at Manager’s option, be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

4.5 Resignation. Manager may resign only upon the following conditions:

4.5(a) Notice. Manager shall have given at least 90 days prior written notice to the Club; and

4.5(b) New Agreement. Prior to or at the expiration of the 90-day notice period Club shall have entered into a management agreement with another management firm in accordance with applicable provisions of the Governing Documents, or shall have made a determination to discharge the duties delegated to Manager hereunder with its own personnel or otherwise; provided, however, that if the Club shall fail to make reasonable efforts during such 90-day period, Manager’s resignation shall be effective at the end of such 90-day notice period. If the Club has made reasonable efforts during such 90-day period to satisfy such requirements and has not entered into such a management agreement or determined to discharge the duties delegated to Manager hereunder with its own personnel or otherwise, and thereafter continues to use reasonable efforts to discharge such requirements, the resignation of Manger shall not be effective until such a new management agreement is entered into between the Club and a new management firm, or the Club has determined to discharge such duties with its own personnel or otherwise.

4.6 Return of Materials. On or before the effective date of Manager’s resignation or termination or expiration of this Agreement, Manager shall give to the successor managing agent or the Club all books and records relating to the management and operation of the Club and the Program and any Club proprietary materials.

4.7 Audit. Any audit requested upon termination or expiration of this Agreement shall be at the expense of the party requesting the audit.

5: DUTIES AND OBLIGATIONS OF MANAGER.

5.1 Generally. Manager shall provide or cause to be provided all services and personnel required to administer the affairs of the Club and to manage and operate the Vacation Program contemplated by the Declaration, at all times not inconsistent with the Governing Documents, the resolutions of the Board and Members, and this Agreement.

5.1(a) Powers. Manager shall have all the powers and authority, and limitations thereon, which the Club Board has, pursuant to the Governing Documents, to the extent necessary to perform its duties and obligations hereunder.

5.1(b) Delegation. Subject to Paragraph 5.6 below, Manager may delegate its authority and responsibilities to one or more subagents or subcontractors, whether or not affiliated with Manager, for such periods and upon such terms as Manager deems proper, but shall remain ultimately responsible for the performance of any such subagents.

5.1(c) Efficiency. Manager will furnish its services and use its best efforts to provide Club with economic efficiency consistent with safe and proper management and enjoyment of the Program by the Members and their guests. Manager will use its best efforts to keep total operating costs within the Budget.

5.2 Administrative Services. Without limiting the generality of the foregoing, Manager shall provide the following administrative services:

5.2(a) Club Meetings. Manager shall organize and attend the meetings of the Board and of the Members, including the preparation and delivery of notices of meetings, in accordance with the Bylaws. Manager shall prepare the agenda for all meetings and assist in the conduct of the meetings and oversee the election of directors and other business. Manager shall circulate minutes of any such meeting as prepared by the secretary of the Club.

5.2(b) Club Records. Manager shall maintain all records of the affairs of the Club, including, but not limited to, minutes of meetings, correspondence, financial records and modification of Bylaws and Rules and Regulations.

5.2(c) Rules. Manager shall, from time to time as necessary or desirable, recommend to the Club that it amend or supplement the Rules and Regulations.

5.2(d) Roster. Manager shall compile and maintain a complete and accurate list of Members (“Roster”) setting forth the name and mailing address of each Member. Manager shall, upon written request from a Member, furnish a copy of the Roster to the Member, provided that the Manager may (i) charge a reasonable fee to such Member for the cost of preparation of the Roster, and (ii) require that such Member agree in writing to make no commercial use of the Roster.

5.2(e) Club Insurance. Manager shall procure and keep in force all insurance required by the Governing Documents. Manager shall administer all such insurance and any claims under such insurance policies.

5.2(f) Reservations. Manager shall establish and operate a reservation system implementing the reservation procedure set forth in the Rules. The reservation system shall include the books and records required to reflect reservations made, Assigned Periods actually used, and such other information as shall be necessary to coordinate efficiently the Program operation.

5.2(g) Exchange Program. Manager shall administer any exchange program with which Club may be affiliated from time to time.

5.2(h) Vote. If specifically, authorized by Club, Manager shall represent and act and vote for the membership of the Club in all Home Owner or Condominium Associations (“Master Associations”) at Projects where the Club owns Property. Manager shall exercise such vote and representation in the best interest of the Club, in Manager’s discretion unless specifically directed by the Club.

5.2(i) Professionals. Manager may hire or retain on behalf of Club, and coordinate with, professionals such as attorneys, accountants and engineers, but must obtain Board or Member approval if the cost of such professional(s) is not included in the Budget.

5.3 Financial Services. Without limiting the generality of Section 5.1 above, Manager shall, subject to the supervision of the Club, provide the following financial services:

5.3(a) Budget. Attached hereto as Exhibit A is the initial budget for the Club. Manager shall prepare and submit to the Board for approval, not less than 90 days prior to the end of each succeeding Fiscal Year, a budget meeting the requirements of the Governing Documents. Each budget approved by the Board is called the “Budget”.

5.3(b) Special Assessments. Manager shall determine whether a special assessment may be required, from time to time, and, promptly upon making a determination that a special assessment is required, shall submit a recommendation to the Board that a special assessment be levied.

5.3(c) Collections. To the extent that Assessments against Members are not otherwise collected from Members, Manager shall cause the Assessments to be collected and enforce payment of Assessments as follows:

(i) Manager shall cause to be prepared and mailed to all Members periodic statements setting forth the amount of all Assessments then due from each Member, pursuant to the Bylaws; and,

(ii) Manager shall cause to be prepared and mailed to any delinquent Members a notice of delinquency and shall use every effort to collect delinquent Assessments as provided in the Governing Documents.

5.3(d) Bank Accounts. Manager shall establish the bank accounts provided for in the Bylaws or designated by the Board, and shall promptly deposit or invest funds collected from Members and all other amounts collected by Manager in connection with the performance of its duties hereunder, in the accounts designated for such purposes. The Manger shall keep accurate books and records reflecting the amount of such accounts attributable to each Member.

5.3(e) Disbursements. Manager shall disburse from the bank accounts, over two signatures, only in the payment of all expenses incurred consistent with the applicable Budget and as otherwise permitted by the Governing Documents and adequately substantiated in writing, in Manager’s sole discretion.

5.3(f) Financial Statements. Manager shall cause an audit to be conducted and the financial statements to be prepared and copies thereof distributed to each Member as provided in the Governing Documents.

5.3(g) Books and Records. Manager shall keep and maintain or cause to be kept and maintained full and adequate books and records reflecting the results of operation of the Program in accordance with generally accepted accounting principles. The books of account and other records relating to the operation of the Program shall be available to the Club and its representatives at all reasonable times for examination, inspection and transcription.

5.3(h) Reports. Manager shall prepare or cause to be prepared the reports and statements required to be prepared by the Governing Documents and such additional membership communications and reports as to subjects and frequency as the Board reasonably requests.

5.3(i) Inventory. Manager shall maintain an accurate inventory of all chattels, equipment, tools, appliances, materials and supplies purchased for or owned or leased by the Club.

5.4 Physical Services. Without limiting the generality of Section 5.1 above, Manager shall provide the following physical services:

5.4(a) Inspections. Manager shall make regular inspections of the Units and render reports and make recommendations concerning the Property to the Board, In addition, but not by way of limitation, after each Member has checked-out of a Unit, the written inventory of the Common Furnishings completed by the Member who just vacated the Unit (or, if such occupant failed to complete a written inventory, the master written inventory for such Unit) shall be compared with an inventory actually made by the Manger of the Manager’s agent subsequent to such occupant’s departure, and both such inventories shall be retained for a period of at least one year. In addition, a general check shall be made of the physical condition of the Unit, and any damage thereto (other than normal wear and tear) shall be noted. If any item is missing or there is damage to the Unit, Manager shall, at the expense of the Club, replace the missing item(s) and/or cause the damage to be repaired and shall charge the Member for the missing item(s) and/or damage, if in the judgment of Manager it is reasonable to do so.

5.4(b) Repair and Maintenance. Manager shall cause the Property, the Units and the Common Furnishings to be repaired, maintained, repainted, furnished and refurnished in a manner consistent with the reserves established for such purposes and as required to maintain the quality standards of the Club, and for which adequate personnel shall be available at all times.

5.4(c) Check-In and Check-Out. Manager shall cause on-site personnel to be available at all required times in order to check-in and check-out Members and/or their Guests.

5.4(d) Maid Service. Manager shall cause maid service to be provided to the Units as prescribed by the Club.

5.4(e) Major Cleaning. Manager shall cause each Unit to be thoroughly cleaned at least annually and otherwise assure that it is in a first-class condition at all times during Assigned Periods and Bonus Use.

5.4(f) Right of Entry. Manager, or its duly authorized agents or employees, shall have the right, at reasonable times and upon reasonable notice, without liability to the Member, to enter into any Unit for the purposes of carrying out the above described duties and responsibilities, if necessary, or (i) maintaining such Unit in good repair and sanitary condition; (ii) removing any Improvements constructed, reconstructed, refinished, altered or maintained in or upon such Unit in violation of the Governing Documents; (iii) restoring such Unit as authorized by the Governing Documents; (iv) installing utilities or conveniences for the Unit or any other Unit; or (v) otherwise enforcing or carrying out its duties or the duties of Club under the Governing Documents and applicable laws and ordinances. “Reasonable notice” of entry shall mean at least forty-eight (48) hours except in emergencies.

5.5 Manager Insurance. Manager shall, at its sole cost and expense, furnish to the Club, prior to the effective date, satisfactory evidence of the following insurance coverages (i) showing Manager as the named insured, (ii) written by such carrier or carriers as shall be acceptable to the Club, (iii) naming Club as an additional insured and/or providing for waiver of subrogation as to Club, (iv) and providing that they are cancelable only upon 30 days prior written notice to the secretary of the Club:

5.5(a) Worker’s Compensation. Insurance required by the Worker’s Compensation Laws of the respective states wherein Manager has employees;

5.5(b) Liability. Insurance against loss or damage resulting from damage to property in the amount of at least $100,000 and injury or death to any person or persons in the aggregate sum of at least $1,000,000 per occurrence.

5.5(c) Fidelity. A bond or insurance in favor of the Club, against loss from monies, securities or other properties being stolen, converted or misappropriated by Manager or any of its directors, officers or employees, in an amount reasonably satisfactory to the regulatory authorities in states where Memberships are marketed; and

5.5(d) Errors and Omissions. Insurance if available at reasonable and competitive rates.

5.6 Limitations. Notwithstanding the powers of the Manager described above in Paragraphs 5.1 through 5.5, inclusive, Manager shall not:

5.6(a) Contracts. Enter into a contract with a third person or entity whereby such person or entity will furnish goods or services to the Program or a Property for a term longer than one year unless authorized by the vote or written consent of at least a majority of the Voting Power held by Members other then Declarant, except for:

(i) Utilities. A contract with a public utility company if the rates charged for the materials or services are regulated by a public utilities commission; provided, however, that the term of the contract shall not exceed the shortest term for which the utility company will contract at the regulated rate;

(ii) Insurance. Prepaid casualty and/or liability insurance policies not to exceed a term of three years, provided that the policy permits short rate cancellation by the insured; or

(iii) Five-year or shorter contracts or leases for the following (so long as the lessor or provider is not an entity in which Declarant or Manager has a direct or indirect interest of ten percent (10%) or more: (1) Common Furnishings; (2) laundry room fixtures and equipment; (3) cable or satellite TV equipment or services; (4) alarm services or equipment; and/or (5) access to an exchange program by Members electing to participate therein.

5.6(b) Budget. Enter into any contract in the name of the Club for goods or services unless (a) the amount payable by the Club pursuant thereto shall not exceed the amount for such items set forth in the then current Budget; (b) such contract provides that the persons or entities with whom such contract is made shall have no claim against the Club for any amount whatsoever in excess of the amount for such item(s) as is set forth in the then current Budget; and (c) Manager has authorized total expenditures for such item(s) during the fiscal year not in excess of the total amount budgeted therefor.

5.7 Limited Liability. Manager shall not be responsible for the acts, omissions to act or conduct of any of the Members of for the breach of any of the obligations of any of the Members.

6: COMPENSATION.

6.1 Fee. Manager shall receive a monthly compensation equal to one-twelfth (1/12th) of the lesser of (a) fifteen percent (15%) of the budgeted annual expenses and reserves of the Club, exclusive of Manager’s Fee, or (b) the projected amount remaining after the Club pays or adequately provides for its expenses and reserves, which amount shall be adjusted as each year passes to equal the actual amount so available. Manager shall not be entitled to extra compensation for attendance at meetings or other extraordinary time commitments.

6.2 Expenses. Club shall be responsible for and pay or reimburse Manager for all costs and expenses arising from: (a) Ownership and management of the Property (except direct costs of acquisitions or as lessee); (b) services applied directly to Club purposes, and solely for the benefit of Club, such as maid and cleaning, telephone, postage, messenger and delivery, photocopying, and printing; (c) rent and utilities for offices used solely for Club business; (d) supplies and equipment used solely for Club business, including lease or rent payments therefor; (e) Club employees or independent contractors for services rendered exclusively to Club; (f) insurance for Club and Club employees as required by the Governing Documents.

Manager shall be responsible for and pay from Manager’s own funds all costs and expenses arising from: (a) acquisition or leasing of the Property and transfer or sublease thereof to the Club; (b) services which are not applied directly to Manager’s duties hereunder and are not solely for the benefit of Club; (c) supplies, equipment and offices not used exclusively for the benefit of Club; (d) advertising, commissions and other marketing costs regarding sales of Membership; (e) insurance or bonding required of Manager by this Agreement; and (f) employees of Manager.

6.3 Advances and Reimbursements. Manager shall not be required to perform any act or duty hereunder involving an expenditure of money unless there shall be sufficient funds therefore in the bank accounts of the Club. If at any time the funds in the bank accounts of the Club are not sufficient to pay Club obligations in a timely manner, Manger, although not obligated to do so, may advance such sums as it deems necessary, and Manager shall thereupon be entitled to reimburse itself for Club funds for the amount of such advances, together with interest at the rate of 10% per year beginning from and after 20 days from the date of the advance by Manager.

6.4 Payment. Manager is hereby authorized to pay itself its Management Fee, reimbursements, and authorized expenses, out of the General Account of the Club.

6.5 Discounts. All discounts, rebates or commissions or like items shall benefit the Club.

7: GENERAL PROVISIONS.

7.1 Agency. Nothing in this Agreement shall constitute a partnership between, or joint venture by, the parties hereto, or constitute Manager an employee of Club. Manager is an independent contractor.

7.2 Amendment. No supplement, modification or amendment of this Agreement shall be established except in a writing executed by each of the parties.

7.3 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in King County, Washington, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

7.4 Assignment. This Agreement is personal between or among the parties, and neither party may sell, assign, transfer, or hypothecate any rights or interests created under this Agreement without the express written consent of the other party. Any purported sale, assignment, transfer, or hypothecation of any such rights or interests of either party without such consent shall be void.

7.5 Attorneys’ Fees. Should any action or proceeding be commenced between the parties hereto concerning this Agreement or their rights and duties hereunder, the party prevailing in such action or proceeding shall be entitled to reasonable attorneys’ fees and costs in such action or proceedings, which shall be determined by the court or arbitrator. Each party shall bear its own costs, expenses and attorney fees incurred in negotiating, preparing, and signing this Agreement.

7.6 Captions. The subject headings or captions in this Agreement are for convenience and reference only and do not in any way modify, interpret, or construe the intent of the parties or affect any of the provisions of this Agreement.

7.7 Competition. Club agrees that it will not solicit, hire, employ, or in any way obtain or retain the services of any employee of Manager, whether or not for compensation, during the Term of this Agreement and for a period of twelve (12) months following the date of termination or expiration of this Agreement.

7.8 Entire Agreement. This Agreement and all documents executed contemporaneously herewith and/or specifically referred to herein, such as the Governing Documents, constitute the complete, exclusive and final expression of the agreement between the parties pertaining to the subject matter contained in it; it supersedes all prior and contemporaneous agreements, representations, and understandings of the parties; and it may not be contradicted by evidence of any prior or contemporaneous agreement. No extrinsic evidence whatsoever may be introduced in any proceeding concerning the terms of this Agreement.

7.9 Further Assurances. The parties hereto agree to perform any further acts and to execute and deliver any further documents which may be necessary or appropriate to carry out the purposes of this Agreement.

7.10 Hold Harmless and Indemnity. Each of the parties agrees to hold the other party harmless and indemnify the other party from and against any and all loss, cost, damage or liability which the other party may incur or sustain as a result of any action by such party or any breach by such party of any warranty or representation contained in this Agreement, or for any misrepresentation or material omission in the representations herein, or for any violation of any applicable law, ordinance or regulation, whether by neglect or willful act and whether by a party or its agents, contractors, or employees. Club agrees to hold harmless and indemnify Manager from and against any and all loss, cost, damage or liability to which Manager may be subjected by reasonable, good faith performance of its duties hereunder. Such indemnification shall include, among other costs, attorneys’ fees and costs of appeal, settlement of defense, and the obligation to undertake or assume the defense of any claim.

7.11 Law Applicable. This Agreement and its interpretation, construction, and enforcement, shall be governed by the laws of the State of Washington.

7.12 Legal Effects. No representation, warranty or recommendation is made by any party or his respective agent or attorney regarding the legal sufficiency or effect or tax consequences of any transaction contemplated under this Agreement to any individual or specific entity, and each party acknowledges it has been advised to submit this Agreement to independent legal counsel before signing it. There shall be no presumption in favor of or against any party with regard to which party arranged for initial drafting of this Agreement.

7.13 Notices. Any notice required or desired to be given hereunder shall be deemed given if personally delivered, or ninety-six (96) hours after mailing (first class postage prepaid, return receipt requested), to the parties at the following addresses, or at such other addresses as may be given by proper notice:

7.13(a) Manager: Trendwest Resorts, Inc., 4010 Lake Washington, Suite 210, Kirkland, Washington 98033.

With a copy to: John Rogers Burk, 2140 Professional Drive, Suite 120, Roseville, California 95661.

7.13(b) Club: Club Esprit, 4010 Lake Washington, Suite 210, Kirkland, Washington 98033.

7.14 Parties In Interest. Unless specifically otherwise provided herein, (a) nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto; (b) nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement; and (c) nothing herein shall give any third person any right of subrogation or action over or against any party to this Agreement.

7.15 Reasonableness. The parties recognize that this Agreement contains conditions, covenants, and time limitations that are reasonably required for the protection of the business of the parties of a particular party. If any limitation, covenant or condition shall be deemed to be unreasonable and unenforceable by a court or arbitrator of competent jurisdiction, then this Agreement shall thereupon be deemed to be amended to provide for modification of such limitation, covenant and/or condition to such extent as the court or arbitrator shall find to be reasonable.

7.16 Records. Each party shall maintain books and records containing all transactions in furtherance of this Agreement. Such books and records shall be maintained in accordance with usual accounting methods. Either party shall have the right, during normal business hours and upon reasonable notice, to examine the books and records of the other party relating to this Agreement.

7.17 Remedies. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity. The election of any one or more remedies by any party shall not constitute a waiver of the right to pursue other available remedies.

7.18 Severability. If any provision of this Agreement is held to be unenforceable, invalid or illegal by any arbitrator or court of competent jurisdiction, such shall not affect the remainder of this Agreement.

7.19 Successors. Subject to the paragraph regarding Assignment, this Agreement shall be binding upon and benefit the heirs, legal representatives, successors, and assigns of the parties.

7.20 Survival. All covenants and warranties hereunder shall survive the recording of any document and the final payment hereunder, and some provisions shall survive termination or expiration of this Agreement for a reasonable time or for the specified time if necessary to carry out their reasonably intended effect.

7.21 Time. Time is of the essence of this Agreement, and any breach of a time covenant or condition hereunder shall be deemed a material breach of this Agreement. However, if any date or time referred to herein shall fall on Saturday, Sunday, or a legal holiday, the date or time shall be extended to the next regular business day.

7.22 Waiver. No waiver of enforcement or breach of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the person making the waiver.

7.23 Word Usage. Unless the context clearly otherwise requires, (a) the plural and singular numbers or the masculine, feminine and neuter genders shall each be deemed to include the others; (b) “shall”, “will”, or “agrees” are mandatory, and “may” is permissive; (c) “or” is not exclusive; and (d) “including” or “such as” is not limiting.

7.24 Exhibits. The following Exhibit is attached hereto and incorporated herein by this reference:

A	Club Budget

8: SIGNATURES: The individuals applying their signatures to this Agreement warrant that they are signing in a representative capacity for a person or entity whose name is set forth immediately above their signature, and that they have been expressly authorized to sign the Agreement on behalf of such person or entity.

CLUB:		MANAGER:

WORLDMARK, THE CLUB, A California Nonprofit Mutual Benefit Corporation		TRENDWEST RESORTS, INC., An Oregon Corporation

By:	/s/ J. Michael Moyer	By:	/s/ William F. Peare
	J. Michael Moyer, Secretary		William F. Peare, President

(MgmtAgmt.4Am 9/30/94)